Exhibit 10.1

Mr. Robert Iger
Chief Executive Officer and Chairman
of The Walt Disney Company
500 S. Buena Vista Avenue
Burbank, CA

Amended and Restated Employment Agreement
dated as of October 6, 2011
This letter amends the captioned employment agreement (the “Agreement”) to provide that you will continue to serve as the Company's Chief Executive Officer through June 30, 2016, the end of the Agreement's term, and to make such other conforming changes as are appropriate.
Section 2 of the Agreement is modified to delete the Chairman's Period and to extend the CEO Period to be coextensive with the Employment Period. Your target annual incentive and target award value under Section 3(b) and 3(c) for fiscal year 2016 are modified to be the same as those that apply for fiscal year 2015. Any vesting and, if applicable, exercise periods that would be taken into account under any provision of Sections 5(d) and 5(e) in connection with a Termination Date occurring on or after the date the Chairman Period would have commenced shall continue to apply. Any other provision of the Agreement referencing or pertaining to either the Chairman Period or the CEO Period shall be applied recognizing that there is no Chairman Period and that the CEO Period continues through June 30, 2016.
Except as modified as specified above, the Agreement shall otherwise continue in accordance with its terms. If you agree that the foregoing sets forth our full understanding regarding the amendment of the Agreement, please evidence your agreement and acceptance by counter-signing two copies of this letter where indicated below, returning one executed copy to me.

THE WALT DISNEY COMPANY

By:	/s/ Alan N. Braverman

AGREED AND ACCEPTED:

/s/ Robert A. Iger
Robert A. Iger
Date:	July 1, 2013